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EXHIBIT 21

SUBSIDIARIES

        Coastcast Corporation, S.A. a Mexico corporation

        Coastcast Tijuana, S. de R.L. de C.V., a Mexico corporation

        California Precision Aluminum Casting, Inc., a California corporation

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SUBSIDIARIES